                                                                  EXHIBIT 2.1



                         AGREEMENT AND PLAN OF MERGER


                                    AMONG


                           FIRST DATA CORPORATION,


                               FDC MERGER CORP.


                                     AND


                    FIRST FINANCIAL MANAGEMENT CORPORATION


                          DATED AS OF JUNE 12, 1995

                              TABLE OF CONTENTS

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                                                             ARTICLE I

                                                            THE MERGER

   Section 1.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.2      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.3      Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.4      Charter and By-laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.5      Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 1.6      Parent to Make Certificates Available   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   Section 1.7      Dividends; Transfer Taxes; Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   Section 1.8      No Fractional Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   Section 1.9      Return of Exchange Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 1.10     Adjustment of Conversion Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 1.11     No Further Ownership Rights in Company Common Stock   . . . . . . . . . . . . . . . . . . . . . .   6
   Section 1.12     Closing of Company Transfer Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 1.13     Lost Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 1.14     Restricted Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 1.15     Senior Convertible Debentures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 1.16     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   Section 1.17     Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                            ARTICLE II

                                     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB . . . . . . . . . . . . . . . .   8

   Section 2.1      Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 2.2      Capital Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   Section 2.3      Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 2.4      Consents and Approvals; No Violation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 2.5      SEC Documents and Other Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.6      Registration Statement and Joint Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 2.8      Permits and Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Section 2.9      Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 2.10     Actions and Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 2.11     Certain Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 2.12     ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   Section 2.13     Compliance with Certain Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 2.14     Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 2.15     Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 2.16     Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 2.17     Pooling of Interests; Reorganization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 2.18     Required Vote of Parent Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 2.19     Operations of Sub.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 2.20     Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
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                                                            ARTICLE III

                                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 3.1      Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Section 3.2      Capital Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   Section 3.3      Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 3.4      Consents and Approvals; No Violation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 3.5      SEC Documents and Other Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 3.6      Registration Statement and Joint Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 3.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 3.8      Permits and Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 3.9      Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 3.10     Actions and Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 3.11     Certain Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Section 3.12     ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Section 3.13     Compliance with Certain Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 3.14     Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 3.15     Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 3.16     Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 3.17     Opinion of Financial Advisor.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 3.18     State Takeover Statutes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 3.19     Required Vote of Company Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 3.20     Pooling of Interests; Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 3.21     Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                            ARTICLE IV

                                             COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 4.1      Conduct of Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 4.2      No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   Section 4.3      Third Party Standstill Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 4.4      Pooling of Interests; Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                             ARTICLE V

                                                       ADDITIONAL AGREEMENTS

   Section 5.1      Stockholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   Section 5.2      Preparation of the Registration Statement and the Joint Proxy Statement.  . . . . . . . . . . . .  39
   Section 5.3      Employee Benefits Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 5.4      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 5.5      Compliance with the Securities Act; Pooling Period  . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 5.6      Stock Exchange Listings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   Section 5.7      Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   Section 5.8      Company Stock Options; Stock Purchase Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   Section 5.9      Reasonable Best Efforts; Pooling of Interests   . . . . . . . . . . . . . . . . . . . . . . . . .  46
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   Section 5.10     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   Section 5.11     Real Estate Transfer and Gains Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   Section 5.12     State Takeover Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   Section 5.13     Indemnification; Directors and Officers Insurance   . . . . . . . . . . . . . . . . . . . . . . .  48
   Section 5.14     Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   Section 5.15     Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                            ARTICLE VI

                                                CONDITIONS PRECEDENT TO THE MERGER

   Section 6.1      Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . . . .  49
   Section 6.2      Conditions to Obligation of the Company to Effect the Merger  . . . . . . . . . . . . . . . . . .  50
   Section 6.3      Conditions to Obligations of Parent and Sub to Effect the Merger  . . . . . . . . . . . . . . . .  51

                                                            ARTICLE VII

                                                 TERMINATION, AMENDMENT AND WAIVER

   Section 7.1      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
   Section 7.2      Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   Section 7.3      Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   Section 7.4      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                           ARTICLE VIII

                                                        GENERAL PROVISIONS

   Section 8.1      Non-Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . .  56
   Section 8.2      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
   Section 8.3      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
   Section 8.4      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   Section 8.5      Entire Agreement; No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . .  58
   Section 8.6      Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   Section 8.7      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   Section 8.8      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
   Section 8.9      Enforcement of this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
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                         AGREEMENT AND PLAN OF MERGER



                 AGREEMENT AND PLAN OF MERGER, dated as of June 12, 1995 (this "Agreement"), among First Data Corporation, a Delaware corporation ("Parent"), FDC Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("Sub"), and First Financial Management Corporation, a Georgia corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                             W I T N E S S E T H:


                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company will be converted into shares of Parent Common Stock, par value $.01 per share ("Parent Common Stock");

                 WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                 WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

                 NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                  ARTICLE I

                                  THE MERGER

                 Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC.

                 Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the GBCC, is filed with the Secretary of State of the State of Georgia; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.17).

                 Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

                 Section 1.4 Charter and By-laws. At the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that Article V of such Restated Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $.01 per share." As so amended, such Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that in no event shall the provisions of Article VIII of the Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time be amended after the Effective Time in any manner prior to the sixth anniversary of the Effective Time. At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.


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                 Section 1.5  Conversion of Securities.  As of the Effective
Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

                 (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or by any wholly-owned Subsidiary of Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

                 (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into
         1.5859 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

                 Section 1.6 Parent to Make Certificates Available. (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section

1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

                 (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

                 Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in
Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                 Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on the NYSE on such date, the first date of trading of shares of Parent Common Stock on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

                 Section 1.9  Return of Exchange Fund.   Any portion of the
Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 Section 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

                 Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

                 Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be cancelled and exchanged as provided in this Article I.

                 Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving

Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own stockholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

                 Section 1.14 Restricted Stock. Any unvested shares of restricted stock, whether granted pursuant to the Company Stock Option Plans (as hereinafter defined) or otherwise, shall, to the extent required in the plan, agreement or instrument pursuant to which such shares were granted (and without any voluntary action by the Company), vest and become free of all restrictions immediately prior to the Effective Time and shall be convertible into Parent Common Stock pursuant to Section 1.5.

                 Section 1.15 Senior Convertible Debentures. Parent acknowledges that, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the 5% Senior Convertible Debentures of the Company due 1999 (the "5% Debentures") shall be convertible into shares of Parent Common Stock pursuant to the terms of the indenture governing the 5% Debentures. Parent shall execute with the Trustee for the 5% Debentures a supplemental indenture (which shall conform to the Trust Indenture Act of 1939, as amended, as in force at the date of execution of such supplemental indenture) providing that each 5% Debenture shall be convertible into shares of Parent Common Stock as contemplated by the indenture governing the 5% Debentures. Parent shall promptly cause notice of the execution of such supplemental indenture to be mailed to each holder of the 5% Debentures in accordance with the indenture governing the 5% Debentures and shall take such other actions as may be appropriate or required by such indenture, or otherwise, to implement the terms of the indenture, as currently supplemented and as supplemented in connection with the Merger.

                 Section 1.16 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                 Section 1.17 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.


                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                 Parent and Sub jointly and severally represent and warrant to the Company as follows:

                 Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Georgia, respectively, and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                 Section 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"); provided, however, that if Parent's stockholders, at or prior to the Parent Stockholder Meeting (as defined in Section 5.1), approve an amendment to Parent's Restated Certificate of Incorporation which increases the authorized capital stock of Parent, then the authorized capital stock as of the Effective Time will be as so increased. At the close of business on June 9, 1995, (i) 119,088,819 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 437,666 shares of Parent Common Stock were held in the treasury of Parent or by the Subsidiaries of Parent and (iii) 12,783,096 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1992 Long-Term Incentive Plan, the 1993 Directors Stock Option Plan and Parent's stock purchase plans. No shares of Parent Preferred Stock are outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) the Agreement and Plan of Reorganization and Merger dated August 16, 1994, as amended (the "Envoy Agreement"), between Parent and Envoy Corporation, a Delaware corporation, and (c) stock options covering not in excess of 11,100,000 shares of Parent Common Stock (collectively, the "Parent Stock Options"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in
Section 2.2 of the Parent Letter, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission (the "SEC") (the "Parent Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

                 Section 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement declared the Merger advisable and adopted this Agreement in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and the GBCC, respectively. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Parent of this Agreement and the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to (x) approval by the stockholders of Parent of the Share Issuance and (y) the filing of appropriate Merger documents as required by the GBCC. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

                 Section 2.4  Consents and Approvals; No Violation.
Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, and except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the "Parent Letter" (the "Parent Letter"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or By-laws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (ix) compliance with the Federal Change in Bank Control Act of 1978 and related notification to the Federal Deposit Insurance Corporation, (x) approval by the

Georgia Department of Banking and Finance for Parent to become a bank holding company under applicable Georgia law by acquiring control of the Company's special purpose bank, (xi) approval by the State of Oklahoma Department of Insurance based on a Form A Acquisition of Control Application, (xii) pre-acquisition approval by the State of California Department of Insurance,
(xiii) telecommunications reseller licenses, (xv) any approvals required by the Federal Communications Commission and (xvi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby.

                 Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.5 of the Parent Letter, the consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 2.5 of the Parent Letter, as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since December 31, 1994, made any change in the accounting practices or policies applied in the preparation of financial statements.

                 Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder

Meetings (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

                 Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1994, (A) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by Section 4.1(a)(vi), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock, except for regular quarterly dividends of not more than $.03 per share on Parent Common Stock; and
(D) there has been no event causing a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and

Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

                 Section 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined herein), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or
(C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or in Section 2.8 of the Parent Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents or Section 2.8 of the Parent Letter, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Set forth in
Section 2.8 of the Parent Letter is a description of any material changes to the amount and terms of the indebtedness of the Parent and its Subsidiaries as described in the Parent Annual Report. "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.8 of the Parent Letter.

                 Section 2.9 Tax Matters. (a) Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                 (b) The representations set forth in the Parent Tax Certificate attached to the Parent Letter are true and correct.

                 Section 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its or their properties, assets or business or any Parent Plan that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

                 Section 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than agreements and plans as to which the value of such increases and accelerations does not exceed, in the aggregate, $5 million.

                 Section 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to the Parent Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any ERISA Affiliate could be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and Parent is not aware of any reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent Annual Report. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)) or a "welfare plan" (as defined in
Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                 Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

                 Section 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent Annual Report, or disclosed in the footnotes thereto, Parent and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Parent and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

                 Section 2.15  Labor Matters.  Except as set forth in Section
2.15 of the Parent Letter, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

                 Section 2.16 Intellectual Property. Parent and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries, taken a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

                 Section 2.17 Pooling of Interests; Reorganization. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                 Section 2.18 Required Vote of Parent Stockholders. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve the Share Issuance, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Parent Common Stock. No other vote of the stockholders of Parent is required by law, the Restated Certificate of Incorporation or By-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

                 Section 2.19 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                 Section 2.20 Brokers. No broker, investment banker or other person, other than Smith Barney Inc., the fees and expenses of which will be paid by Parent (and as reflected in an agreement between Smith Barney Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and Sub as follows:

                 Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                 Section 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 150,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on May 31, 1995, (i) 63,831,211 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 20,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries of the Company, (iii) 6,293,590 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1988 Incentive Stock Plan, 1990 Directors Stock Option Plan, Directors Restricted Stock Plan, 1990 Employee Stock

Purchase Plan, 1982 Incentive Stock Plan, Employee Stock Purchase Plan or pursuant to any plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "Company Stock Option Plans"), (iv) 6,480,435 shares of Company Common Stock were reserved for issuance upon the conversion of the 5% Debentures into shares of Company Common Stock pursuant to the terms of the 5% Debentures, (v) 1,734,600 shares of Company Common Stock were reserved for issuance upon consummation of the EBP Merger (as hereinafter defined) and (vi) 1,350,000 shares of Company Common Stock were reserved for issuance in connection with certain contingent payments described in Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"). Shares of Company Common Stock having a value of up to $50 million are currently expected to be issued by the Company as part of its prefunding of certain pension plan obligations. No shares of Company Preferred Stock are outstanding. As of the date of this Agreement, except (a) as provided in the 5% Debentures and the indenture relating thereto, (b) for stock options covering not in excess of 1,827,492 shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), (c) up to 1,734,600 shares of Company Common Stock to be issued in connection with the EBP Merger, (d) up to 231,000 shares of Company Common Stock issuable under the Company's Employee Stock Purchase Plan and (e) up to 50,000 shares of Company Common Stock issuable in connection with certain contingent payments described in Section 3.2 of the Company Letter, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined) or Section 3.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as disclosed in Section 3.2 of the Company Letter, Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

                 Section 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, (b) approved this Agreement in accordance with the GBCC, (c) resolved to recommend the approval of this Agreement by the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the GBCC. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.

                 Section 3.4  Consents and Approvals; No Violation.
Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, and except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or By-Laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets,
(vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and the NYSE, (ix) compliance with the Federal Change in Bank Control Act of 1978 and related notification to the Federal Deposit Insurance Corporation, (x) approval by the Georgia Department of Banking and Finance for Parent to become a bank holding company under applicable Georgia law by acquiring control of the Company's special purpose bank, (xi) approval by the State of Oklahoma Department of Insurance based on a Form A Acquisition of Control Application,
(xii) pre-acquisition approval by the State of California Department of Insurance, (xiii) telecommunications reseller licenses, (xv) any approvals required by the Federal Communications Commission, (xvi) as set forth in
Section 3.4 of the Company Letter, and (xvii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

                 Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 31, 1994, made any change in the accounting practices or policies applied in the preparation of financial statements.

                 Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

                 Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or in Section 3.7 of the Company Letter, since December 31, 1994, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4.1(b)(vi), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, except for the regular semi-annual dividend of not more than $.05 per share on Company Common Stock; and (D) there has been no event causing a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

                 Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.8 of the Company Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth in Section 3.8 of the Company Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company Annual Report. "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.8 of the Company Letter.

                 Section 3.9 Tax Matters. (a) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company.

                 (b) The representations set forth in the Company Tax Certificate attached to the Company Letter are true and correct.

                 Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents or in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

                 Section 3.11 Certain Agreements. Except as set forth in the Company SEC Documents or in Section 3.11 of the Company Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than agreements and plans as to which the value of such increases and accelerations does not exceed, in the aggregate, $5 million. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

                 Section 3.12 ERISA. (a) With respect to each material Company Plan, the Company has made, or will as soon as practicable after the date hereof make, available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description or each Company plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code. Except as disclosed in Section 3.12 of the Company Letter or as would not have a Material Adverse Effect on the Company, each

Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. Except with respect to the Western Union Pension Plans or as disclosed in Section 3.12 of the Company Letter, or as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                 (b) Except as set forth in Section 3.12 of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application for such determination is now pending, and the Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of
Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Documents, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

                 (c) The Company has made available to the Parent true and complete (i) copies of all severance and employment agreements with officers of the Company and each ERISA Affiliate who in the fiscal year ended December 31, 1994 received a base salary in excess of $125,000, (ii) copies of all severance programs and policies of the Company with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees who in the fiscal year ended December 31, 1994 received a base salary in excess of $125,000 which contain change of control or similar provisions.

                 Section 3.13 Compliance with Certain Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

                 Section 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company Annual Report, or disclosed in the footnotes thereto, or as contemplated or disclosed in Annex A, including Schedule 1 thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, the Company and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                 Section 3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract, except for the collective bargaining agreements between Western Union Corporation and the Communication Workers of America. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

                 Section 3.16 Intellectual Property. The Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                 Section 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio (as defined in such opinion) is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

                 Section 3.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, (a) taken all action necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Sections 14-2-1131, 14-2-1132 and 14-2-1133 of the GBCC and (b) taken all action necessary to satisfy the provisions of Section 14-2-1111 of the GBCC. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement and the transactions contemplated hereby.

                 Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve this Agreement. No other vote of the stockholders of the Company is required by law, the Restated Articles of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

                 Section 3.20 Pooling of Interests; Reorganization. To the Knowledge of the Company, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                 Section 3.21 Brokers. No broker, investment banker or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Morgan Stanley & Co. Incorporated and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                  ARTICLE IV

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

                 Section 4.1  Conduct of Business Pending the Merger.

                 (a) Actions by Parent. Except as expressly permitted by clauses (i) through (ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

                 (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular quarterly dividends of not more than $.03 per share on Parent Common Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) subject to the limitations of
         Section 4.4 and 5.9(b), purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than (A) the repurchase of shares of Parent Common Stock pursuant to any open market repurchase program;

             (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than
         (A) the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries, (B) the issuance of shares of Parent Common Stock pursuant to the Envoy Agreement, (C) the issuance of securities in connection with the formation of any joint venture or alliance with respect to merchant acquiring business (a "Merchant Alliance") or in connection with any acquisition permitted by Section 4.1(a)(iv), (D) in addition to the foregoing, the issuance of shares of Parent Common Stock or securities convertible into or exchangeable for shares of Parent Common Stock, provided that the aggregate amount of such issued or issuable shares of Parent Common Stock shall not exceed 20 million and (E) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

            (iii) amend its charter or by-laws; provided, however, that Parent may amend its Restated Certificate of Incorporation to increase its authorized capital stock and/or to confer on the Board of Directors of Parent the power to adopt, amend or repeal any by-laws of Parent;

             (iv) other than in connection with a Merchant Alliance, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) in the good faith judgment of Parent, the consummation of such acquisition, merger, consolidation or purchase would not result in a downgrading by Moody's Investors Service, Inc. ("Moody's") of Parent's senior unsecured long-term debt below "Baa3", (ii) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iii) in the case of any individual acquisition, merger, consolidation or purchase, the aggregate consideration does not exceed $1.5 billion and (iv) in the case of the acquisition, merger, consolidation or purchase of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, Parent acquires directly or indirectly all of the voting stock or equity interests or assets of such company or business;

             (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) as contemplated by the Stock Purchase Agreement, dated as of May 16, 1995, among Parent, FDC Health Inc., First Data Health Systems Corporation, HBO & Company and HBO & Company of Georgia, (B) transactions that are in the ordinary course of business consistent with past practice and not material to Parent and its Subsidiaries taken as a whole, (C) as may be required by any Governmental Entity and (D) subject to Sections 4.4 and 5.9(b), dispositions involving an aggregate consideration not in excess of $200 million;

             (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) (i) in the ordinary course of business consistent with past practice, (ii) indebtedness, loans, advances, capital contributions and investments incurred with or by any Merchant Alliance and (iii) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (B) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of Parent's senior unsecured long-term debt below "Baa3", provided that, prior to any such incurrence, Parent shall have met with representatives of Moody's to discuss the principal terms of such indebtedness or guarantee and shall have obtained a preliminary indication that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of Parent's senior unsecured long-term debt below "Baa3";

            (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

           (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or

             (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

              (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiii) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including, without limitation, the provisions of Annex A), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

              (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular semi-annual dividends of not more than $.05 per share on Company Common Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) subject to the limitations set forth in Sections 4.4 and 5.9(b), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) except as disclosed in Section 4.1(b)(ii) of the Company Letter, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common Stock upon the conversion of the 5% Debentures, (C) the issuance of shares of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger dated as of May 12, 1995 (the "EBP Merger Agreement") among the Company, Gemini Acquisition Corp. and Employee Benefit Plans, Inc. ("EBP") (including such shares of Company Common Stock issued pursuant to assumed EBP options), (D) the issuance of shares of Company Common Stock having a value of up to $50 million which the Company expects to issue as part of its prefunding of certain pension plan obligations; (E) the issuance of shares of Company Common Stock pursuant to Company Stock Options or restricted stock grants in the amounts and to the employees set forth in Section 4.1(b)(ii) of the Company Letter, and (F) the issuance, in the aggregate, of up to 6.4 million shares of Company Common Stock in connection with acquisitions permitted pursuant to clause (iv) of this paragraph (b);

            (iii)  amend its charter or by-laws;

             (iv) except as disclosed in Section 4.1(b)(iv) of the Company Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) in the good faith judgment of the Company, the consummation of such acquisition, merger, consolidation or purchase would not result in a downgrading by Moody's of the Company's senior unsecured long-term debt below "Baa3", (ii) the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger, or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iii) in the case of any individual acquisition, merger, consolidation or purchase, the aggregate consideration does not exceed $1.0 billion and (iv) in the case of the acquisition, merger, consolidation or purchase of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, the Company acquires, directly or indirectly, all of the outstanding voting stock or equity interests or assets of such company or business;

              (v) except as disclosed in Section 4.1(b)(v) of the Company Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, (B) as may be required by any Governmental Entity and (C) subject to Sections 4.4 and 5.9(b), dispositions involving an aggregate consideration not in excess of $100 million;

             (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) (i) in the ordinary course of business consistent with past practices and
         (ii) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (B) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of the Company's senior unsecured long term debt below "Baa3", provided that, prior to any such incurrence, the Company shall have met with representatives of Moody's to discuss the principal terms of such indebtedness or guarantee and shall have obtained a preliminary indication that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of the Company's senior unsecured long term debt below "Baa3";

            (vii) except as disclosed in Section 4.1(b)(vii) of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

           (viii) except as set forth on Section 4.1(b)(viii) of the Company Letter, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than as required by law;

             (ix) except as set forth in Section 4.1(b)(ix) of the Company Letter, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries (other than employment or severance agreements with respect to any employees hired by the Company or any of its Subsidiaries after the date of this Agreement which (A) do not contain any provision providing benefit or severance payments based upon a change in control of the Company or its Subsidiaries resulting from this Agreement or the consummation of the transactions contemplated herein, (B) do not provide for severance benefits and payments in excess of 100% of annual base salary and (C) have a duration of no more than two years), or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

              (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

             (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

            (xii) except as set forth in Section 4.1(b)(xii) of the Company Letter, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

           (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 Section 4.2 No Solicitation. From and after the date hereof, the Company will not, and will not permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. The Company will promptly (but in no case later than 24 hours) notify Parent of any Takeover Proposal, including the material terms and conditions thereof (provided that the Company need not disclose the identity of the person or group making such Takeover Proposal). As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries or as set forth in Section 4.1(b)(v) of the Company Letter or as permitted under this Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

                 Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                 Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time (it being agreed that such actions will include, if necessary, in the case of Parent, the sale or transfer for fair value of all shares of Parent Common Stock that currently are treasury shares). Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

                 Section 5.1 Stockholder Meetings. The Company and Parent each shall call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable for the purpose of considering the approval of this Agreement (in the case of the Company) and the Share Issuance (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of the Company, Parent and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its shareholders unless, in any such case, any such Board concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

                 Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.8) and the conversion of the 5% Debentures, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                 Section 5.3 Employee Benefits Matters. Annex A hereto sets forth certain agreements among the parties hereto with respect to employee benefit matters and is incorporated herein by reference.

                 Section 5.4 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreement dated June 7, 1995 between Parent and the Company (the "Confidentiality Agreement").

                 Section 5.5 Compliance with the Securities Act; Pooling Period. (a) Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Company Stockholder Meeting, in the Company's reasonable judgment, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective
Time a written agreement, in substantially the form of Exhibit 5.5(a) hereto. Parent shall publish, in a manner that satisfies the "publication" requirements under applicable SEC rules or accounting releases, financial results (including combined sales and net income) covering at least 30 days of post-Merger operations no later than 15 days following the first month-end that is more than 30 days after the Effective Time. The period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results is referred to herein as the "Pooling Period."

                 (b) Prior to the Effective Time, Parent shall deliver to the Company a list (reasonably satisfactory to counsel to the Company) identifying those persons who may be, in Parent's reasonable judgment, at the time of the Parent Stockholder Meeting, affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, prior to the Effective Time, a written agreement in substantially the form of Exhibit 5.5(b) hereto, executed by each of such persons identified in the foregoing list.

                 (c) At the request of the Rule 145 Affiliates, Parent agrees to (i) at Parent's expense, take such actions reasonably necessary to register the shares held by such Rule 145 Affiliates for resale (including pursuant to an underwritten offering) on the Registration Statement, and (ii) register (including pursuant to an underwritten offering) the shares held by such Rule 145 Affiliates on a registration statement on Form S-3. Parent shall maintain the effectiveness of the Registration Statement for a period (the "Effectiveness Period") commencing on the date (the "Commencement Date") of the expiration of the Pooling Period and ending on the later of (i) the date which is 30 days after the Commencement Date and (ii) the date which is 90 days after the Effective Time; provided, however, that, subject to the provisions of the next sentence, if Parent determines in good faith that resales of shares of Parent Common Stock by Rule 145 Affiliates pursuant to the Registration Statement would materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination involving Parent, the Surviving Corporation or any of their respective Subsidiaries, then, upon written notice to the Rule 145 Affiliates, Parent shall be entitled to suspend sales of shares of Parent Common Stock by Rule 145 Affiliates pursuant to the Registration Statement for a period of up to 30 days; provided, further, that the Effectiveness Period shall be extended by the aggregate number of days of any such suspension. Notwithstanding anything to the contrary in this paragraph (c), Parent shall take all actions necessary to cause sales to be permitted under the Registration Statement for at least one 15 consecutive day period commencing on or after the Commencement Date and ending on or prior to the 90th day following the Effective Time. Parent's obligations contained in clause (c)(i) above shall be conditioned upon the receipt from each of the Rule 145 Affiliates registering shares in the Registration Statement of a duly executed agreement substantially in the form of Exhibit 5.5(a). Parent's obligations contained in clause (c)(ii) above shall terminate on the earlier of (A) the second anniversary of the Effective Time and (B) the completion of a sale of shares pursuant to an offering effected under the provisions of such clause (c)(ii). Upon a request to Parent pursuant to the first sentence of this paragraph (c)(ii), the Rule 145 Affiliates and Parent shall promptly enter into a registration rights agreement containing the principal terms set forth in Annex B and otherwise in form and substance reasonably acceptable to Parent and the Rule 145 Affiliates.

                 Section 5.6 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger, upon the exercise of the Substitute Options or upon the conversion of the 5% Debentures.

                 Section 5.7 Fees and Expenses. (a) Except as provided in this Section 5.7 and Section 5.11, whether or not the

Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

                 (b) (i) If any event referred to in clause (i) of Section 7.1(h) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) and prior to such termination the stockholders of the Company did not approve this Agreement, then the Company shall (without prejudice to any other rights of Parent against the Company except as set forth in the provision hereto) pay to Parent a fee of $10 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination; provided; however; that if Parent is entitled to a payment pursuant to the immediately following paragraph of this Section 5.7(b) Parent shall not be entitled to any payment pursuant to this paragraph.

                          (ii)    If:

                                  (A)      this Agreement is terminated by the
Company pursuant to clause (i) of Section 7.1(d) and within twelve months after such a termination a Superior Company Acquisition Transaction (as hereinafter defined) occurs;

                                  (B)      (x) this Agreement is terminated by
the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(e), (y) prior to the Company Stockholder Meeting but after the date of this Agreement a Company Third Party Acquisition Event has occurred and (z) by reason thereof or otherwise the event referred to in clause (D) of the definition of Company Third Party Acquisition Event (the "Company Clause D Event") occurs after the date hereof but prior to the first anniversary of such termination;

                                  (C)      this Agreement is terminated by the
Company or Parent pursuant to Section 7.1(g); or

                                  (D)      this Agreement is terminated by
Parent pursuant to clause (i) or (ii) of Section 7.1(h) following the occurrence of a Company Third Party Acquisition Event;

then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company, except as set forth in the proviso hereto) pay to Parent a fee of $70 million in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause
(A), the Superior Company Acquisition Transaction, or, in the case of clause
(B), the later of such termination and such

Company Clause D Event or, in the case of clause (C) or (D), such termination; provided, however, that if Parent is entitled to payment pursuant to this paragraph (b)(ii), Parent shall not be entitled to any payment pursuant to paragraph (b)(i).

                 A "Company Third Party Acquisition Event" means any of the following events: (A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person (other than Parent or its Affiliates) shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); (E) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, other than Parent and its Affiliates, to effect any of the foregoing transactions. For purposes of this Section 5.7, the terms "group" and "beneficial owner" shall be defined by reference to
Section 13(d) of the Exchange Act.

                 A "Superior Company Acquisition Transaction" means the event referred to in clause (D) of Company Third Party Acquisition Event provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Company's stockholders than the financial and other terms of the Merger.

                 (c) If the Board of Directors of Parent shall fail to recommend to Parent's stockholders the approval of the Share Issuance or shall withdraw such recommendation and this Agreement is terminated by Parent or the Company at a time when the Company is entitled to terminate this Agreement pursuant to Section 7.1(f), then Parent shall (without prejudice to any other rights of the Company against Parent, except as set forth in the proviso hereto) pay to the Company a fee of $10 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination; provided, however, that if the Company is entitled to a payment pursuant to the immediately following paragraph of this Section 5.7(c), the Company shall not be entitled to any payment pursuant to this paragraph.

                 If (A) this Agreement is terminated by the Company or Parent when the Company is entitled to terminate this Agreement pursuant to Section 7.1(f), (B) prior to the Parent Stockholder Meeting but after the date of this Agreement a Parent Third Party Acquisition Event (as hereinafter defined) has occurred and (C) by reason thereof or otherwise the event referred to in clause
(D) of the definition of Parent Third Party Acquisition Event occurs after the date hereof but prior to the first anniversary of such termination, then Parent shall (without prejudice to any other rights of the Company against Parent, except as set forth in the proviso hereto) pay to the Company a fee of $70 million in cash, such payment to be made promptly, but in no event later than the second business day following the Parent Third Party Acquisition Event; provided, however, if the Company is entitled to payment pursuant to this paragraph, the Company shall not be entitled to any payment pursuant to the immediately preceding paragraph of this Section 5.7(c).

                 A "Parent Third Party Acquisition Event" means any of the following events: (A) any Person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock (other than by reason of an issuance of shares of Parent Common Stock permitted by Section 4.1(a)); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Parent Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Parent Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Parent, or other similar business combination involving Parent; (D) Parent enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Parent (other than this Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Parent or (E) there is a public announcement with respect to a plan or intention by any Person to effect any of the foregoing transactions.

                 Section 5.8 Company Stock Options; Stock Purchase Plan. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Option Plans, or otherwise granted by the Company outside of any Company Stock Option Plan, will be assumed by Parent in such manner that the Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under such Company Stock Option multiplied by the Conversion Number (rounded to the nearest whole number of shares of Parent Common Stock) at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option divided by the Conversion Number (rounded to the nearest whole cent). Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option, which in accordance with the terms thereof shall vest and become immediately exercisable as of the Effective Time. For Federal income tax purposes, the date of grant of the substituted Parent Stock Option shall be the date on which the corresponding Company Stock Option was granted. At the Effective Time, (i) all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; (ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations with respect to the Company Stock Options, as so amended; and (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent. It is the intention of the parties that, subject to applicable law, the Company Stock Options assumed by Parent qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Company Stock Options qualified as incentive stock options prior to the Effective Time.

                 (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 5.8(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file and keep current a registration statement on Form S-8 or other appropriate form for as long as such options remain outstanding.

                 (c) Except as provided in Section 4.1(b)(ix), the Company agrees that it will not grant any restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Parent Stock Options, as described in this Section 5.8.

                 Section 5.9  Reasonable Best Efforts; Pooling of Interests.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

                 (b) Each of Parent and the Company agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

                 (c) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

                 (d) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.9 if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that such action would violate the fiduciary obligations of such Board under applicable law, and (ii) in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and, except as provided in Section 5.9 of the Parent Letter, neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the material businesses, product lines or assets of Parent or any of its Affiliates or that otherwise would have a Material Adverse Effect on Parent.

                 Section 5.10 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

                 Section 5.11 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Gains Taxes.

                 Section 5.12 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

                 Section 5.13 Indemnification; Directors and Officers Insurance. For six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Restated Articles of Incorporation and By-Laws and indemnification agreements in existence on the date hereof with any officers and directors of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be approximately $267,500), but in such case shall purchase as much coverage as possible for such amount.

                 Section 5.14 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 Section 5.15 Resignation of Directors. The Company shall use its reasonable best efforts to cause each director of the Company to resign as a director of the Company immediately after the Effective Time.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

                 Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Restated Articles of Incorporation and By-laws of the Company, and the Share Issuance shall have been approved by the requisite vote of the stockholders of Parent in accordance with applicable rules of the NYSE, applicable law and the Restated Certificate of Incorporation and By-laws of Parent.

                 (b) Stock Exchange Listings. The Parent Common Stock issuable in the Merger, upon conversion of the 5% Debentures, and pursuant to Substitute Options, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                 (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

                 (d) Accounting. Parent shall have received an opinion of Ernst & Young LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

                 (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

                 (f) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

                 Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

                 (b) Tax Opinion. The Company shall have received an opinion of Sutherland, Asbill & Brennan, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                 (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

             (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

            (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

             (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

              (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

             (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Sutherland, Asbill & Brennan may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

                 Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

                 (b) Non-Solicitation Agreement. A non-solicitation agreement in the form attached to Section 6.3(c) of the Parent Letter shall have been entered into by Mr. Patrick H. Thomas, the Chairman of the Board, President and Chief Executive Officer of the Company, and such agreement shall have remained in full force and effect without breach thereof by such individual.

                 (c) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would have a Material Adverse Effect on Parent (assuming for purposes of this paragraph (c) that the Merger shall have occurred).


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

                 Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

                 (a)  by mutual written consent of Parent and the Company;

                 (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

                 (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

                 (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on December 31, 1995 (the "Termination Date"); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (B) the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to a date not later than March 31, 1996, if the Merger shall not have been consummated as a result of the Company or Parent having failed by December 31, 1995 to receive all required regulatory approvals or consents (other than those relating to or arising under applicable federal antitrust laws) with respect to the Merger necessary to satisfy the condition set forth in Section 6.1(c); (C) the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the later of (x) the date that is 50 days following the date on which the parties fully complied with a request by the applicable federal antitrust authority for additional information under the HSR Act and
         (y) if the parties shall have agreed with the applicable federal antitrust authority to not consummate the Merger until a certain date, the date that is 30 days following such agreed date; (D) if the applicable federal antitrust authority shall seek an order with respect to the legality of the Merger under applicable federal antitrust laws, the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the date that is 30 days following the date on which a ruling with respect to such an order is entered by a trial court or administrative body; and (E) if such order shall have been entered which had the effect of enjoining the consummation of the Merger and any party hereto shall have commenced an appeal thereof, the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the date which is 30 days following the issuance of a decision by the applicable appeals court with respect to such an appeal; provided, further, that, notwithstanding anything to the contrary in this clause
         (i), in no event shall the Termination Date be extended beyond May 31, 1996; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that a preliminary injunction preventing the consummation of the Merger that has been entered and affirmed on appeal by a United States Court of Appeals shall be deemed an order which is final and non-appealable for the purpose of this clause (ii);

                 (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof;

                 (f) by Parent or the Company if the stockholders of Parent do not approve the Share Issuance at the Parent Stockholder Meeting or any adjournment or postponement thereof;

                 (g) by Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless and until three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which written notice shall inform Parent of the material terms and conditions of the Takeover Proposal but need not include the identity of such third party);

                 (h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

                 The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                 "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and to its stockholders than the transactions contemplated hereby, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

                 Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.4 and the entirety of Section 5.7, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

                 Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                 Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1, as the case may be, except that the agreements set forth in
Article I and Sections 4.4 and 5.13 and this Article VIII shall survive the Effective Time, and those set forth in Sections 5.7 and 7.2 and this Article VIII and the Confidentiality Agreement shall survive termination.

                 Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Parent or Sub, to

                                  First Data Corporation
                                  401 Hackensack Avenue
                                  Hackensack, New Jersey  07601
                                  Attention:  Henry C. Duques
                                              Chairman and Chief
                                              Executive Officer
                                  Facsimile No.:  (201) 342-0401
                          with copies to:

                                  First Data Corporation
                                  2121 North 117th Avenue
                                  IMS-30
                                  Omaha, Nebraska  68164
                                  Attention:  David P. Bailis
                                              Senior Vice President,
                                              Secretary and General Counsel
                                  Facsimile No.:  (402) 498-4120

                                           and

                                  Frederick C. Lowinger, Esq.
                                  Sidley & Austin
                                  One First National Plaza
                                  Chicago, Illinois  60603
                                  Facsimile No.:  (312) 853-7036

                 (b)      if to the Company, to

                                  First Financial Management Corporation
                                  3 Corporate Square
                                  Suite 700
                                  Atlanta, Georgia  30329
                                  Attention:  Randolph L. M. Hutto
                                              Senior Executive Vice
                                              President and General Counsel
                                  Facsimile No.:  (404) 636-7632

                          with copies to:

                                  George L. Cohen, Esq.
                                  Sutherland, Asbill & Brennan
                                  999 Peachtree Street, N.E.
                                  Atlanta, Georgia 30309-3996
                                  Facsimile No.:  (404) 853-8806

                                           and

                                  Peter D. Lyons, Esq.
                                  Shearman & Sterling
                                  599 Lexington Avenue
                                  New York, New York 10022
                                  Facsimile No.:  (212) 848-7179/80/81/82

                 Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                 Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.4, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section
5.13 and Sections 2, 3 and 4 of Annex A, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 Section 8.6 Governing Law. Except to the extent that the laws of the State of Georgia are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                 Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

                 Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                 Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        FIRST DATA CORPORATION


                                        By:  /s/ Henry C. Duques
                                             ----------------------
                                                Name:  Henry C. Duques
                                                Title: Chairman and Chief
                                                        Executive Officer

Attest:


/s/ David P. Bailis
- ---------------------------
Name:  David P. Bailis
Title: Secretary


                                        FDC MERGER CORP.


                                        By:     /s/ Walter M. Hoff
                                                -----------------------
                                                Name:  Walter M. Hoff
                                                Title: President


Attest:


/s/ David P. Bailis
- ---------------------------
Name:  David P. Bailis
Title: Secretary


                                        FIRST FINANCIAL MANAGEMENT
                                         CORPORATION


                                        By:     /s/ Patrick H. Thomas
                                                ---------------------
                                                Name:  Patrick H. Thomas
                                                Title: Chairman, Chief
                                                        Executive Officer
                                                        and President

Attest:


/s/ Randolph L. M. Hutto
- -----------------------------
Name:  Randolph L. M. Hutto
Title: Senior Executive Vice
       President